COLONIAL INTERNATIONAL HORIZONS FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 10/31/97


                           FUND YIELD = 2*((((a-b)/c*d))+1)(6)-1)


                                          CLASS A       CLASS B      CLASS C
                                          -------       -------      -------
a = dividends and interest earned during
    the month .............................  $69,223       $56,085      $195

b = expenses accrued during the month         50,096        60,003       209

c = average dividend shares outstanding
    during the month ......................2,370,278     1,942,092     6,692

d = class  maximum offering price per share
    on the last day of the month ..........   $16.19        $15.07    $15.22


             YIELD ........................    0.60%        -0.16%    -0.16%
                                               -----        ------    ------